COMPOSITE TECHNOLOGY CORPORATION
STOCK OPTION NOTICE OF MODIFICATION AND REISSUANCE
2002 NON-QUALIFIED STOCK COMPENSATION PLAN

Between October 15, 2008 and January 20, 2009 the Board of Directors of Composite Technology Corporation (“Board”), approved one modification of the Composite Technology Corporation (“Company”) 2002 Non-Qualified Stock Compensation Plan (“2002 Plan”) and agreed to reduce the exercise price for certain options granted under the 2002 Plan Option Agreement(s) (“Option Agreement”) previously entered into between the Optionee listed below and the Company.  The changes affect the terms of the original Option Agreements, consisting of modification of sections 2, Purchase Price; and Section 4, Effect of Termination of Optionee Relationship.   Other Option Agreements may also have had modifications made to vesting schedules that may be different from the original Option Agreement.  This Notice of Modification and Reissuance (“Notice”) and the revised 2002 Master Option Agreement (“Master Option Agreement”) serve to supersede the original Stock Option Grant Notice and Option Agreement between the parties. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Master Option Agreement.

The intent of this Notice is to supersede and modify the original Option Agreement as follows:
i)	To change the Exercise Price of the Option to $0.35 per share for all vested but unexercised shares as of January 20, 2009 and all unvested shares outstanding as of January 20, 2009; and
ii)	To change the expiration date of the Option from December 31, 2011 to December 31, 2016; and
iii)	To clarify vesting schedule as set forth below.

Optionee:
Option Grant #:
Original Date of Grant:
Original Exercise Price:
Original Number of Shares Subject to Option:

Date of Repricing:	January 21, 2009
Number of Shares subject to Option that are Repriced:
Revised Exercise Price (Per Share):	US$ 0.35
Total Exercise Price:
Expiration Date:	December 31, 2016

Vesting Schedule for Shares unvested as of January 20, 2009:

INSERT TABLE FOR REMAINING VESTING

Accelerated vesting may apply under certain events, as defined in the Master Agreement and the 2002 Plan.

Payment:	By cash or check
Same day sale program (if permitted by the Board)
Tender of Common Stock (if permitted by the Board)

Additional Terms/Acknowledgements:  The Optionee acknowledges receipt of, and understands and agrees that his or her Option is modified as described and remains subject to this Notice, the revised Master Option Agreement and the 2002 Plan except for the rights conveyed to shareholders for options granted under the original Option Agreement and which were exercised prior to this Notice.  The Optionee warrants and represents that they have either i) lost the original option agreement or ii) returned the original option agreement to the Company.

The Optionee further acknowledges that as of the Date of Repricing set forth herein, this Notice, the Master Agreement and the 2002 Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of the Company’s Shares covered by this Notice and these documents supersede all prior oral and written agreements on that subject with the exception of (i) additional option grants with differing original dates of grant than this Notice which are previously or subsequently granted and delivered to Optionee under the 2002 Plan or the Company’s 2008 Stock Option Plan, and (ii) the agreements, if any, listed below.  To the extent that this Notice varies the terms of the Master Agreement, this Notice will prevail only with respect to Options granted pursuant to this Notice.
______________

COMPOSITE TECHNOLOGY CORPORATION	OPTIONEE:

By: Benton H. Wilcoxon,	By: (Insert Optionee Name)

Title: Chief Executive Officer
Date:	Date:

Spouse of Optionee (if applicable)	By:

Date: